Exhibit 99(4)


               FEDERAL DEPOSIT INSURANCE CORPORATION

                      WASHINGTON, D.C. 20429


                             Form F-4


             Quarterly Report Under Section 13 of the
              Securities Exchange Act of 1934 for the
                 Quarter Ended September 30, 1997


              FDIC Insurance Certificate Number 27334
                                                -----

                           PEOPLE'S BANK
                           -------------
         (Exact name of bank as specified in its charter)


          850 Main Street, Bridgeport, Connecticut 06604
          ----------------------------------------------
             (Address of principal executive offices)


                            Connecticut
                            -----------
  (State or other jurisdiction of incorporation or organization)


                            06-1213065
                            ----------
               (I.R.S. Employer Identification No.)


                          (203) 338-7171
                          --------------
          (Bank's telephone number, including area code)

Indicate by check mark if the bank, as a "small business issuer" as defined under 17 CFR 240.12b-2, is providing alternative disclosures as permitted for small business issuers in this
                           Form F-4. [ ]

Indicate by check mark whether the bank (1) has filed all reports required to be filed by section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Bank was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                          Yes  X      No
                              ---        ---

  Indicate the number of shares outstanding of each of the bank's classes of common stock, as of the latest practicable date:

     61,132,119 shares of common stock as of November 1, 1997

                        Table of Contents
                        -----------------

                                                         Page
                                                         ----

Part I - Financial Information
------------------------------

  Item 1 - Financial Statements (Unaudited)
  -----------------------------------------
     Consolidated Statements of Condition                   1
     Consolidated Statements of Income                      2
     Consolidated Statements of Changes in
       Stockholders' Equity                                 3
     Consolidated Statements of Cash Flows                  4
     Notes to Consolidated Financial Statements             5

  Item 2 - Management's Discussion and Analysis             9
  ---------------------------------------------

Part II - Other Information
---------------------------

Item 6 - Exhibits and Reports on Form F-3                  26
-----------------------------------------

Signatures                                                 27
----------

People's Bank and Subsidiaries


Item 1 - Financial Statements

Consolidated Statements of Condition

(Unaudited)


===========================================================================
                                                     Sept. 30,    Dec. 31,
(dollars in millions)                                     1997        1996
---------------------------------------------------------------------------
Assets
Cash and due from banks                                 $230.1      $196.2
Short-term investments                                   144.8       146.7
Securities:
  Trading account securities, at estimated
  fair value                                                 -         2.8
  Securities available for sale, at estimated
  fair value (amortized cost of $1,323.7 and
  $1,214.4 at the respective dates)                    1,373.3     1,227.6
  Securities held to maturity, at amortized
  cost (estimated fair value of $392.8 and
  $466.5 at the respective dates)                        395.1       472.1
---------------------------------------------------------------------------
    Total securities, net                              1,768.4     1,702.5
---------------------------------------------------------------------------
Loans, net:
  Residential mortgage                                 2,168.9     2,242.5
  Commercial mortgage                                    860.8       819.1
  Commercial                                             623.9       591.2
  Credit card                                          1,217.1     1,386.6
  Other consumer                                         276.7       237.6
---------------------------------------------------------------------------
    Total loans                                        5,147.4     5,277.0
  Less allowance for loan losses                         (85.7)      (87.6)
---------------------------------------------------------------------------
    Total loans, net                                   5,061.7     5,189.4
---------------------------------------------------------------------------
Premises and equipment, net                              182.4       173.6
Other assets                                             343.8       236.8
---------------------------------------------------------------------------
    Total assets                                      $7,731.2    $7,645.2
                                                ==========================

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
  Non-interest-bearing                                  $943.3      $930.2
  Savings, NOW and money market                        2,164.2     2,144.8
  Time                                                 2,507.0     2,170.2
---------------------------------------------------------------------------
    Total deposits                                     5,614.5     5,245.2
---------------------------------------------------------------------------
Borrowings:
  Federal Home Loan Bank advances                        714.6       836.8
  Repurchase agreements                                  237.2       452.7
  Federal funds purchased                                174.0       257.1
  Subordinated notes                                     148.2       148.0
---------------------------------------------------------------------------
    Total borrowings                                   1,274.0     1,694.6
---------------------------------------------------------------------------
Other liabilities                                        145.2        87.4
---------------------------------------------------------------------------
    Total liabilities                                  7,033.7     7,027.2
---------------------------------------------------------------------------
Stockholders' equity:
  Common stock (without par value; 100,000,000
  shares authorized; 61,125,869 shares and
  60,830,169 shares issued and outstanding
  at the respective dates) (1)                            61.1        60.8
  Additional paid-in capital (1)                          94.9        90.8
  Retained earnings                                      520.1       465.8
  Net unrealized gain on securities,
  net of tax                                              21.4         0.6
---------------------------------------------------------------------------
    Total stockholders' equity                           697.5       618.0
---------------------------------------------------------------------------
    Total liabilities and stockholders'
    equity                                            $7,731.2    $7,645.2
                                                ==========================

(1) Prior period common stock and additional paid-in capital have been restated to reflect a 3-for-2 stock split completed in May 1997.


See accompanying notes to consolidated financial statements.

People's Bank and Subsidiaries


Consolidated Statements of Income

(Unaudited)

==============================================================================
                                          Quarters Ended    Nine Months Ended
                                       -------------------  ------------------
                                       Sept. 30,  Sept. 30, Sept. 30, Sept. 30,
(in millions, except per share data)      1997     1996       1997      1996
------------------------------------------------------------------------------
Interest and dividend income:
  Residential mortgage                   $ 42.4  $ 41.9    $ 127.7  $ 122.1
  Commercial mortgage                      19.2    16.6       56.1     49.5
  Commercial                               14.4    13.6       42.8     38.8
  Credit card                              31.3    16.1       83.5     56.4
  Other consumer                            5.6     4.5       16.0     14.4
------------------------------------------------------------------------------
    Total interest on loans               112.9    92.7      326.1    281.2
  Securities                               21.1    22.7       64.6     69.6
  Short-term investments                    2.2     1.4        6.2      4.0
------------------------------------------------------------------------------
    Total interest and dividend income    136.2   116.8      396.9    354.8
------------------------------------------------------------------------------
Interest expense:
  Deposits                                 46.3    41.2      132.3    121.1
  Borrowings                               23.9    20.5       72.1     61.6
------------------------------------------------------------------------------
    Total interest expense                 70.2    61.7      204.4    182.7
------------------------------------------------------------------------------
    Net interest income                    66.0    55.1      192.5    172.1
Provision for loan losses                  13.8    17.5       31.9     38.5
------------------------------------------------------------------------------
    Net interest income after provision
    for loan losses                        52.2    37.6      160.6    133.6
------------------------------------------------------------------------------
Non-interest income:
  Fee-based revenues:
    Credit card securitization income      21.2    18.1       59.4     48.5
    Credit card fees                       10.6     6.4       28.4     20.2
    Service charges on deposit accounts     8.1     7.1       23.4     20.1
    Residential mortgage loan servicing
    fees                                    1.6     1.5        4.7      4.6
    Net brokerage commissions               2.6     1.7        7.3      5.5
    Other                                   4.0     3.2       10.5      9.3
------------------------------------------------------------------------------
    Total fee-based revenues               48.1    38.0      133.7    108.2
  Net security gains                       14.2     2.8       28.7     10.2
  Net gains on sales of residential
  mortgage loans available for sale         5.5     2.7       12.7      4.5
  Net gain on sale of other consumer
  loans                                       -       -          -      6.0
  Loss on real estate investments          (0.2)   (0.6)      (1.3)    (1.7)
  Other                                     0.7     0.8        3.2      2.7
------------------------------------------------------------------------------
    Total non-interest income              68.3    43.7      177.0    129.9
------------------------------------------------------------------------------
Non-interest expense:
  Compensation and benefits                38.1    32.1      106.5     92.4
  Occupancy and equipment                  12.8    11.7       36.9     31.6
  Professional and outside service
  fees                                      9.7     9.0       26.9     20.6
  Advertising and promotion                10.3     7.8       28.7     18.2
  Loss on real estate acquired in
  settlement of loans                       0.6     0.9        1.8      3.1
  Other                                    11.0     8.8       30.8     26.4
------------------------------------------------------------------------------
    Total non-interest expense             82.5    70.3      231.6    192.3
------------------------------------------------------------------------------
    Income before income taxes             38.0    11.0      106.0     71.2
Income tax expense (benefit)               14.7    (9.5)      38.8     11.7
------------------------------------------------------------------------------
    Net income                           $ 23.3  $ 20.5     $ 67.2   $ 59.5
                                       =======================================
    Net income applicable to
    common stock                         $ 23.3  $ 20.3     $ 67.2   $ 58.9
                                       =======================================

    Net income per common share: (1)
      Primary                             $0.38    $0.33     $1.09    $0.98
                                       =======================================
      Fully diluted                       $0.38    $0.33     $1.09    $0.97
                                       =======================================

    Average common shares: (1)
      Primary                             61.64    60.66     61.54    59.92
                                       =======================================
      Fully diluted                       61.65    61.45     61.57    61.38
                                       =======================================


(1)  Restated to reflect the 3-for-2 stock split completed in May 1997.


See accompanying notes to consolidated financial statements.

People's Bank and Subsidiaries


Consolidated Statements of Changes in Stockholders' Equity

(Unaudited)



----------------------------------------------------------------------------------------------------------
For the nine months ended                            Additional              Net Unrealized         Total
September 30, 1997                 Preferred   Common   Paid-In   Retained      Gain (Loss)   Stockholders'
(in millions)                         Stock     Stock   Capital   Earnings    on Securities        Equity
----------------------------------------------------------------------------------------------------------
Balance at December 31, 1996 (1)   $      -     $60.8     $90.8   $465.8               $0.6       $618.0
Net income                                -         -         -     67.2                  -         67.2
Cash dividends on common stock
  ($0.48 per share)(1)                    -         -         -    (12.6)                 -        (12.6)
Change in net unrealized gain on
  securities available for sale,
  net of tax                              -         -         -        -               19.8         19.8
Amortization of net unrealized
  loss on securities transferred
  in 1994 from available for sale
  to held to maturity, net of tax         -         -         -        -                1.0          1.0
Other                                     -       0.3       4.1     (0.3)                 -          4.1
----------------------------------------------------------------------------------------------------------
Balance at September 30, 1997     $       -     $61.1     $94.9   $520.1              $21.4       $697.5
                                  ========================================================================



----------------------------------------------------------------------------------------------------------
For the nine months ended                            Additional              Net Unrealized         Total
September 30, 1996                 Preferred   Common   Paid-In   Retained      Gain (Loss)   Stockholders'
(in millions)                         Stock     Stock   Capital   Earnings    on Securities        Equity
----------------------------------------------------------------------------------------------------------
Balance at December 31, 1995 (1)      $16.2     $57.9     $75.4   $399.3               $1.3        $550.1
Net income                                -         -         -     59.5                  -          59.5
Conversions of preferred stock        (16.2)      2.6      13.6        -                  -             -
Cash dividends on preferred stock
  ($3.18 per share)                       -         -         -     (0.6)                 -          (0.6)
Cash dividends on common stock
  ($0.38 per share)(1)                    -         -         -     (9.3)                 -          (9.3)
Change in net unrealized gain
  (loss) on securities available
  for sale, net of tax                    -         -         -        -               (4.8)         (4.8)
Amortization of net unrealized
  loss on securities transferred
  in 1994 from available for sale
  to held to maturity, net of tax         -         -         -        -                1.2           1.2
Other                                     -       0.3       2.0     (0.3)                 -           2.0
----------------------------------------------------------------------------------------------------------
Balance at September 30, 1996     $       -     $60.8     $91.0   $448.6              ($2.3)       $598.1
                                  ========================================================================


(1) Restated to reflect the 3-for-2 stock split completed in May 1997.

See accompanying notes to consolidated financial statements.

People's Bank and Subsidiaries


Consolidated Statements of Cash Flows

(Unaudited)

Consolidated Statements of Cash Flows

==========================================================================
                                                      Nine Months Ended
                                                --------------------------
                                                   Sept. 30,    Sept. 30,
(in millions)                                           1997         1996
--------------------------------------------------------------------------
Cash Flows from Operating Activities:
  Interest and dividends received                     $377.2       $348.7
  Interest paid                                       (198.9)      (181.7)
  Income taxes paid                                    (36.1)       (14.0)
  Purchases of trading account securities              (65.2)        10.2
  Proceeds from sales of trading account
  securities                                            68.0        (16.2)
  Other operating cash flows, net                      (61.5)       (53.3)
--------------------------------------------------------------------------
     Net cash provided by operating activities          83.5         93.7
--------------------------------------------------------------------------
Cash Flows from Investing Activities:
  Proceeds from sales of available for sale
  securities
     Debt securities                                   394.8        438.0
     Equity securities                                 613.9        372.5
  Purchases of available for sale securities        (1,160.5)      (973.1)
  Purchases of held to maturity securities              (7.7)       (37.0)
  Proceeds from principal repayments of
  available for sale securities                         63.6         78.6
  Proceeds from principal repayments of
  held to maturity securities                           86.5         97.6
  Loan originations, net of principal
  collections                                       (1,320.9)    (1,216.4)
  Proceeds from sales of loans                         429.2        415.3
  Proceeds from sales of securitized
  credit card receivables                            1,000.0        400.0
  Other investing cash flows, net                     (105.0)       (49.5)
--------------------------------------------------------------------------
     Net cash used in investing activities              (6.1)      (474.0)
--------------------------------------------------------------------------
Cash Flows from Financing Activities:
  Net increase in deposits                             369.4        263.6
  Proceeds from Federal Home Loan
  Bank advances                                      1,602.3      1,149.5
  Payments on Federal Home Loan
  Bank advances                                     (1,724.5)      (946.9)
  Net (decrease) increase in other
  borrowings                                          (298.4)      (143.6)
  Cash dividends paid on common and
  preferred stock                                      (12.6)        (9.9)
  Other financing cash flows, net                       14.4         23.6
--------------------------------------------------------------------------
     Net cash provided by financing
     activities                                        (49.4)       336.3
--------------------------------------------------------------------------
Net increase (decrease) in cash and cash
equivalents                                             28.0        (44.0)
Cash and cash equivalents at beginning
of period                                              330.1        394.0
--------------------------------------------------------------------------
Cash and cash equivalents at end of period            $358.1       $350.0
                                                ==========================

Supplemental Disclosure of Non-Cash
Investing Activities:
Real estate properties acquired
by foreclosure                                          $0.3        $14.8
                                                ==========================

See accompanying notes to consolidated financial statements.

People's Bank and Subsidiaries


Notes to Consolidated Financial Statements

(Unaudited)

NOTE 1. GENERAL

In the opinion of management, the accompanying unaudited consolidated financial statements of People's Bank and its consolidated subsidiaries ("People's") have been prepared to reflect all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position and results of operations as of the dates and for the periods shown. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, income and expenses. One material estimate that is particularly susceptible to significant near-term change is the allowance for loan losses.

Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles have been omitted or condensed. These statements should be read in conjunction with People's 1996 Annual Report to Stockholders. The results of operations for the quarter and nine months ended September 30, 1997 are not necessarily indicative of the results of operations which may be expected for the entire year. Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

In April 1997, stockholders approved an increase in authorized shares of common stock to 100 million, and People's declared a three-for-two stock split. The split resulted in the issuance of
20.3 million additional common shares. The total stated value for these shares was transferred to common stock from additional paid-in capital. In addition, all share and per share data presented have been restated to reflect the stock split which was completed in May 1997.

NOTE 2. ACQUISITIONS

On September 3, 1997, People's, Norwich Financial Corp. ("Norwich"), and The Norwich Savings Society ("NSS") (a wholly-owned subsidiary of Norwich) entered into an Agreement and Plan of Merger under which People's will acquire Norwich and NSS. The proposed transaction was reported on a Current Report on Form F-3 for the month of September, 1997 and filed by People's with the Federal Deposit Insurance Corporation. The merger agreement is subject to approval by the stockholders of People's and Norwich, and by appropriate state and federal regulatory agencies. The transaction, which will be accounted for as a purchase, is expected to close during the first quarter of 1998.

People's Bank and Subsidiaries


NOTE 3. SECURITIES



------------------------------------------------------------------------------------------------------------
                                                          September 30, 1997         December 31, 1996
                                                       -----------------------    --------------------------
                                                                    Estimated                    Estimated
                                                        Amortized        Fair       Amortized         Fair
(in millions)                                                Cost       Value            Cost        Value
------------------------------------------------------------------------------------------------------------
Trading account securities                               $      -          -               $2.8       $2.8
------------------------------------------------------------------------------------------------------------
Securities held to maturity:
    Collateralized mortgage obligations                     306.3      303.3              385.2      379.4
    State and municipal                                      71.9       72.7               62.9       63.5
    Corporate and other                                      16.9       16.8               24.0       23.6
------------------------------------------------------------------------------------------------------------
         Total securities held to maturity                  395.1      392.8              472.1      466.5
------------------------------------------------------------------------------------------------------------
Securities available for sale:
  Debt securities:
    United States Treasury and agency                       289.9      287.8              359.4      354.9
    Collateralized mortgage obligations                     203.1      202.6              126.8      125.2
    State and municipal                                       2.2        2.2               14.2       14.2
    Corporate and other                                     207.5      207.4              249.1      248.2
------------------------------------------------------------------------------------------------------------
         Total debt securities                              702.7      700.0              749.5      742.5
------------------------------------------------------------------------------------------------------------
  Equity securities:
    Money market preferred stocks                           245.6      245.6              231.4      231.4
    Common stocks                                           250.8      302.2              160.4      180.5
    Federal Home Loan Bank stock                             49.3       49.3               41.9       41.9
    Other                                                    75.3       76.1               31.2       31.3
------------------------------------------------------------------------------------------------------------
         Total equity securities                            621.0      673.2              464.9      485.1
------------------------------------------------------------------------------------------------------------
         Total securities available for sale              1,323.6    1,373.2            1,214.4    1,227.6
Net unrealized gain on securities available for sale         49.6          -               13.2          -
------------------------------------------------------------------------------------------------------------
         Total securities available for sale              1,373.2    1,373.2            1,227.6    1,227.6
------------------------------------------------------------------------------------------------------------
         Total securities                                $1,768.3   $1,766.0            1,702.5   $1,696.9
                                                     =======================================================



At September 30, 1997, the net unrealized gain on the available for sale portfolio, which is reflected in stockholders' equity, totaled $25.7 million ($49.6 million pre-tax), compared with $7.6 million ($13.2 million pre-tax) at December 31, 1996. Deferred losses on futures and option contracts utilized to hedge portions of the available for sale portfolio, which are also reflected in stockholders' equity, amounted to $4.4 million ($6.6 million pre-tax) at September 30, 1997 and $2.9 million ($5.0 million pre-tax) at December 31, 1996.

People's Bank and Subsidiaries


NOTE 4. LOANS

=================================================================
                                        Sept. 30,       Dec. 31,
(in millions)                                1997           1996
-----------------------------------------------------------------
Residential mortgage:
  Adjustable rate                        $1,874.9       $1,964.2
  Fixed rate                                294.0          278.3
-----------------------------------------------------------------
       Total residential mortgage         2,168.9        2,242.5
-----------------------------------------------------------------
Commercial mortgage:
  Office buildings                          205.9          220.3
  Retail stores and shopping centers        188.4          150.9
  Industrial and warehouses                 121.0          116.3
  Apartment buildings                       108.0          110.6
  Retail/office                              71.9           67.2
  Other                                     165.7          153.8
-----------------------------------------------------------------
       Total commercial mortgage            860.9          819.1
-----------------------------------------------------------------
Commercial:
  Service businesses                        199.6          200.1
  Manufacturing                             156.1          140.9
  Finance, insurance and real estate         81.4           82.5
  Wholesale distribution                     72.8           63.6
  Retail sales                               30.0           33.2
  Other                                      84.0           70.9
-----------------------------------------------------------------
       Total commercial                     623.9          591.2
-----------------------------------------------------------------
Credit card                               1,217.1        1,386.6
Other consumer                              276.7          237.6
-----------------------------------------------------------------
       Total loans                       $5,147.5       $5,277.0
                                    =============================

NOTE 5.  ADOPTION OF STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 125

People's prospectively adopted Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," on January 1, 1997. This resulted in the earlier recognition of certain components of credit card securitization income, compared to previous practice. For the quarter and nine months ended September 30, 1997, the adoption of SFAS No. 125 increased credit card securitization income by $4.8 million and $10.9 million, respectively, and net income by $3.1 million and $7.0 million, respectively. See "Impact of Credit Card Securitizations" on page 21.

NOTE 6.  ACCOUNTING STANDARDS NOT YET ADOPTED

In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share," which requires entities with complex capital structures to present both basic earnings per share ("EPS") and diluted EPS. Basic EPS, which will replace primary EPS, excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock (such as stock options) were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the earnings of the entity. As required, People's will adopt SFAS No. 128 in the quarter ending December 31, 1997 and will restate all prior period EPS data to conform to the new accounting standard at that time.

People's Bank and Subsidiaries


In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for the reporting and display of comprehensive income (and its components) in financial statements. The standard does not, however, specify when to recognize or how to measure items that make up comprehensive income. Comprehensive income represents net income and certain amounts reported directly in stockholders' equity, such as the net unrealized gain or loss on securities available for sale and foreign currency translation adjustments. While SFAS No. 130 does not require a specific reporting format, it does require that an enterprise display an amount representing total comprehensive income for the period. SFAS No. 130 is effective for both interim and annual periods beginning after December 15, 1997.

In June 1997, the FASB also issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." Among other things, SFAS No. 131 requires public companies to report
(1) certain financial and descriptive information about its reportable operating segments (as defined) and (2) certain enterprise-wide financial information about products and services, geographic areas and major customers. The required segment financial disclosures include a measure of profit or loss, certain specific revenue and expense items, and total assets. SFAS No. 131 is effective for periods beginning after December 15, 1997 and will be implemented during the fourth quarter of 1998.

Management does not anticipate that the adoption of these standards will have a material impact on People's consolidated financial statements.

NOTE 7. COMMITMENTS AND CONTINGENCIES

In the normal course of business, People's has various outstanding commitments and contingent liabilities that have not been reflected in the consolidated financial statements. In addition, in the normal course of business, there are various outstanding legal proceedings. Management has discussed the nature of these legal proceedings with legal counsel. In the opinion of management, People's financial position will not be affected materially as a result of the outcome of such commitments, contingent liabilities and legal proceedings.

People's Bank and Subsidiaries


Item 2 - Management's Discussion and Analysis of Financial Condition and Results of Operations

Selected Consolidated Financial Data

------------------------------------------------------------------------------
As of and for the periods ended         Quarters Ended       Nine Months Ended
                                     --------------------    -----------------
                                   Sept.     June     Sept.    Sept.     Sept.
                                     30,      30,       30,      30,      30,
(dollars in millions,               1997     1997      1996     1997    1996
except per share data)
------------------------------------------------------------------------------
Operating Data:
  Net income                        $23.3   $21.9     $20.5    $67.2   $59.5
  Net interest income                66.0    60.8      55.1    192.5   172.1
  Provision for loan losses          13.8     7.3      17.5     31.9    38.5
  Operating income                  123.2   112.6      98.7    349.8   292.9
  Net security gains                 14.2     9.0       2.8     28.7    10.2
  Fee-based revenues                 48.1    43.1      38.0    133.7   108.2
  Non-interest expense               82.5    77.5      70.3    231.6   192.3


------------------------------------------------------------------------------
Selected Statistical Data:
  Net interest margin - managed
  portfolio (1), (2)                4.15%   4.11%     4.11%    4.16%   4.16%
  Net interest margin - owned
  portfolio (1)                      3.72    3.57      3.49     3.69    3.65
  Interest rate spread -
  managed portfolio (1), (2)         3.53    3.55      3.58     3.58    3.64
  Interest rate spread -
  managed portfolio (Including
  non-interest-bearing
  deposits) (1) (2)                  4.05    4.05      4.05     4.07    4.09
  Interest rate spread -
  owned portfolio (1)                3.04    2.94      2.89     3.05    3.06
  Interest rate spread -
  owned portfolio (Including
  non-interest-bearing
  deposits (1)                       3.62    3.50      3.42     3.60    3.58
  Return on average assets (1)       1.16    1.13      1.15     1.15    1.13
  Return on average stockholders'
  equity (1)                         13.7    13.5      14.0     13.7    13.9
  Average stockholders' equity
  to average assets                  8.52    8.39      8.21     8.35    8.12
  Net loan charge-offs to
  average loans (1)                  1.00    0.56      0.41     0.84    0.75
  Non-interest expense to
  average assets (1)                 4.12    4.01      3.95     3.95    3.65
  Efficiency ratio - managed
  portfolio                          56.7    56.4      58.4     55.6    55.2
  Efficiency ratio - owned
  portfolio                          66.5    68.3      70.3     65.7    64.6
  Net loan charge-offs              $13.8    $7.3      $4.9    $33.8   $25.9

------------------------------------------------------------------------------
Per Share Data:
  Net income per common share: (3)
    Primary                         $0.38   $0.36     $0.33    $1.09   $0.98
    Fully diluted                    0.38    0.36      0.33     1.09    0.97
  Common stock dividends paid (3)    0.17    0.16      0.13     0.48    0.38
  Common book value (3)             11.41   10.93      9.84    11.41    9.84
  Common stock price: (3)
    High                            32.62   28.38     17.00    32.62   17.00
    Low                             25.38   18.92     13.50    18.92   12.33
    Close                           32.06   25.88     16.50    32.06   16.50
  Total dividend payout ratio (4)   19.0%   19.8%     16.9%    18.7%   16.6%

------------------------------------------------------------------------------
Financial Condition Data:
  Total assets - managed
  portfolio (2)                    $9,768  $9,522    $8,670
  Total assets - owned portfolio    7,731   7,870     7,237
  Loans, net - managed
  portfolio (2)                     7,099   6,927     6,160
  Loans, net - owned portfolio      5,062   5,275     4,726
  Securities, net                   1,768   1,683     1,699
  Deposits                          5,615   5,591     5,100
  Borrowings                        1,274   1,501     1,451
  Stockholders' equity                697     668       598
  Non-performing assets                59      71       103
  Non-performing assets
  to total assets                   0.76%   0.90%     1.42%
  Ratio of allowance for loan
  losses to tota1 loans              1.66    1.60      1.82
  Stockholders' equity to total
  assets                              9.0     8.5       8.3
  Tier 1 leverage capital ratio       8.4     8.5       7.7
  Tier 1 risk-based capital ratio    10.4    10.2      10.6
  Total risk-based capital ratio     14.0    13.8      11.8

------------------------------------------------------------------------------
(1)  Annualized.
(2) Managed portfolio represents the owned portfolio plus off-balance-sheet credit card receivables.
(3)  Restated to reflect the 3-for-2 stock split completed in May 1997.
(4) Reflects the waiver of common stock dividends on substantially all of the shares owned by People's Mutual Holdings, and includes cash dividends paid on noncumulative convertible preferred stock through September 1996.

People's Bank and Subsidiaries


Executive Summary

Key Performance Indicators for Third Quarter 1997 Compared With
Third Quarter 1996

Results of Operations

- 14% growth in net income.
  - Net income for the third quarter of 1996 included a $13.3 million tax credit associated with changes in the federal tax law and a $12.6 million ($7.6 million after tax) increase to the allowance for loan losses.
  - Net income for the third quarter of 1997 was 57% higher than adjusted net income of $14.8 million for the third quarter of last year.
- Managed net interest margin up slightly to 4.15%, compared to 4.11% for the third quarter of 1996, mainly due to growth of $794.8 million in managed credit card receivables.
- All components of fee-based revenues increased, contributing to 27% year-over-year growth.
- Managed efficiency ratio improved to 56.7% compared to 58.4% a year ago.
- Net security gains totaled $14.2 million for the quarter, compared to $2.8 million for the third quarter of 1996.
- Managed credit card net charge-offs as a percentage of average managed credit card receivables increased slightly by 14 basis points to 4.10%.
- Effective tax rate equaled 38.7% for the current quarter compared to 34.5% for the third quarter of 1996.


Financial Condition

- Managed assets grew $1.1 billion, with nearly $1.0 billion related to loan growth.
- Managed credit card portfolio grew $794.8 million, with $114.3 million of the increase attributable to UK receivables.
- 37 Super Stop & Shop branches were open as of September 30,
  1997, handling $479 million in deposits.
- Total deposits grew 10%, with significant increases in non-interest-bearing deposits (17%) and municipal deposits (44%).
- Non-performing assets declined 43%, to $58.6 million.
- Managed credit card delinquencies declined 55 basis points to 3.25%.
- 17% growth in stockholders' equity.

People's Bank and Subsidiaries


Net Interest Income

Throughout this discussion, reference is made to People's net interest income, interest rate spread and net interest margin in terms of the "owned portfolio" and the "managed portfolio." The owned portfolio encompasses on-balance-sheet earning assets and interest-bearing liabilities. These amounts are combined with off-balance-sheet securitized and sold credit card receivables and the related securities issued to determine "managed portfolio" performance.

Net interest income and margin are affected by many factors, including average balances; securitizations and sales of credit card receivables; sales of loans and securities; interest rate fluctuations; product pricing; the relative mix and maturity of earning assets and interest-bearing liabilities; non-interest-bearing sources of funds; and asset quality.

Managed Portfolio
The increase in fully taxable equivalent ("FTE") net interest income for the managed portfolio, compared to the third quarter of 1996, primarily reflects growth of $755 million in average managed credit card receivables and $174 million in People's other loan categories. Partially offsetting these increases was a 25 basis point decline in the yield on average managed credit card receivables, reflecting growth in balances earning introductory rates and a higher proportion of convenience users, who generally do not carry balances on their credit cards from month to month. The loan growth was funded with increased average non-interest bearing sources of funds (stockholders' equity of $98 million and non-interest bearing deposits of $143 million) and average interest-bearing deposits ($438 million). Net interest margin was up four basis points to 4.15%, due to growth in average earning assets as stated above. Although net interest income increased, the 12 basis point increase on the yield of average earning assets was offset by a 17 basis point increase in the yield on average interest-bearing liabilities.

Compared to the second quarter of 1997, the increase in net interest income reflects growth of $190 million in average earning assets, with growth of $171 million in average managed credit card receivables. Also contributing to the increase was a 25 basis point increase in the yield on average managed credit card receivables due to the repricing of $600 million in credit card receivables, which impacted finance charges in September, in addition to normally scheduled repricings. Partially offsetting this increase was an additional $90 million in interest-bearing liabilities.

For the first nine months of 1997 compared to same period in 1996, the increase in FTE net interest income for the managed portfolio primarily reflects growth of $812 million in average managed credit card receivables and $220 million in People's other loan categories. Partially offsetting these increases was a 57 basis point decline in the yield on average managed credit card receivables, reflecting the above-mentioned factors. The loan growth was funded with increased average non-interest bearing sources of funds (stockholders' equity of $82 million and non-interest bearing deposits of $132 million), average interest-bearing deposits ($391 million), average borrowings ($154 million) and a higher volume of credit card securitizations ($295 million).

Owned Portfolio
In analyzing the owned portfolio, the only difference from the above discussion is the exclusion of the securitized credit card receivables and the related securities issued to investors. As such, the yield on the owned credit card portfolio reflects a higher proportion of balances earning introductory rates and the timing of credit card securitizations. Results presented include the effect of securitizing and selling $1 billion and $400 million in credit card receivables in the first nine months of 1997 and 1996, respectively.

People's Bank and Subsidiaries


Changes in Net Interest Income - FTE Basis
==============================================================================
                                                  Third      Third     Nine
                                                  Quarter    Quarter   Months
                                                  1997       1997      1997
                                                  Compared   Compared  Compared
                                                  to Second  to Third  to Nine
                                                  Quarter    Quarter   Months
(in millions)                                     1997       1996      1996
------------------------------------------------------------------------------
On-Balance-Sheet Owned Portfolio
Increase (decrease) in the volume of average
short-term investment                             ($0.1)      $0.8     $2.1
Increase (decrease) in the volume of average
securities                                         $0.2       $0.0    ($2.2)
Increase (decrease) in the volume of average:
    Residential mortgage loans                     (0.7)      (0.2)     3.2
    Commercial mortgage loans                       0.5        2.0      5.3
    Commercial loans                                0.4        0.9      3.7
    Other consumer loans                            0.3        1.2      2.0
Increase in the volume of average credit cards      5.0       12.0     30.7
Increase in the volume of average interest-
bearing deposits                                   (1.2)      (5.4)   (14.8)
Increase in the volume of average borrowings       (1.3)      (2.8)    (8.0)
Increase (decrease) in rates earned on average
earning assets                                      3.0        3.5     (0.4)
(Increase) decrease in rates paid on average
interest-bearing liabilities                       (0.7)      (0.3)     1.1
------------------------------------------------------------------------------
     Increase in net interest income               $5.4      $11.7    $22.7
                                            ==================================

Off-Balance-Sheet Securitizations
Increase (decrease) in securitized credit card
receivables                                       ($3.3)      $3.0    $26.5
(Increase) decrease in related securities issued    0.7       (3.7)   (16.6)
------------------------------------------------------------------------------
     Increase (decrease) in net interest
     income                                       ($2.6)     ($0.7)    $9.9
                                            ==================================

Total Managed Portfolio
Increase in earning assets                         $5.1      $23.2    $70.9
Increase in interest-bearing liabilities           (2.3)     (12.2)   (38.3)
------------------------------------------------------------------------------
     Increase in net interest income               $2.8      $11.0    $32.6
                                            ==================================

People's Bank and Subsidiaries



Average Balance, Interest and Yield/Rate Analysis


==========================================================================================================================
                                  September 30, 1997                 June 30, 1997               September 30, 1996
                              ---------------------------    -----------------------------   -----------------------------
Quarters Ended                Average              Yield/    Average                Yield/   Average                Yield/
(dollars in millions) (1)     Balance   Interest    Rate     Balance    Interest     Rate    Balance   Interest      Rate
--------------------------------------------------------------------------------------------------------------------------
On-Balance-Sheet
Earning assets: (2)
  Short-term investments     $  148.1  $   2.2      5.91%    $  156.3   $   2.3      5.84%  $   96.1    $   1.4      5.67%
  Securities                  1,744.1     23.9      5.48      1,731.2      24.8      5.72    1,741.2       24.7      5.68
  Loans:
    Residential mortgage      2,235.4     42.4      7.57      2,275.1      42.8      7.53    2,245.7       41.9      7.47
    Commercial mortgage         856.3     19.3      8.98        832.9      18.8      8.99      767.7       16.7      8.70
    Commercial                  623.8     14.4      9.23        609.0      14.9      9.84      583.6       13.6      9.29
    Credit card               1,518.1     31.3      8.27      1,257.3      21.7      6.89      918.6       16.1      7.02
    Other consumer              264.9      5.6      8.51        249.2       5.4      8.59      209.7        4.5      8.62
--------------------------------------------------------------------------------------------------------------------------
      Total loans             5,498.5    113.0      8.22      5,223.5     103.6      7.93    4,725.3       92.8      7.86
--------------------------------------------------------------------------------------------------------------------------
      Total earning assets    7,390.7   $139.1      7.53%     7,111.0    $130.7      7.35%   6,562.6     $118.9      7.25%
                                       ==================               ==================              ==================
Other assets                    611.0                           619.9                          551.6
-------------------------------------                       ---------                      ---------
      Total assets           $8,001.7                        $7,730.9                       $7,114.2
                            =========                       =========                      =========

Interest-bearing liabilities:
  Deposits:
    Savings, NOW and
    money market             $2,188.6  $  13.6      2.48%    $2,198.7   $  13.3      2.42%  $2,146.5     $ 14.3      2.65%
    Time                      2,488.5     32.7      5.25      2,394.7      30.8      5.15    2,092.5       26.9      5.14
--------------------------------------------------------------------------------------------------------------------------
      Total deposits          4,677.1     46.3      3.95      4,593.4      44.1      3.84    4,239.0       41.2      3.89
--------------------------------------------------------------------------------------------------------------------------
  Borrowings:
    Federal Home Loan
    Bank advances               874.6     12.5      5.72        840.1      12.3      5.86      746.5       10.6      5.68
    Repurchase agreements       298.0      5.0      6.77        336.2       5.7      6.71      375.7        5.8      6.21
    Federal funds purchased     263.3      3.7      5.66        162.9       2.3      5.59      297.0        4.1      5.43
    Subordinated notes          148.2      2.7      7.42        148.1       2.8      7.43          -          -         -
--------------------------------------------------------------------------------------------------------------------------
      Total borrowings        1,584.1     23.9      6.07      1,487.3      23.1      6.18    1,419.2       20.5      5.77
--------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing
      liabilities             6,261.2  $  70.2      4.49%     6,080.7   $  67.2      4.41%   5,658.2     $ 61.7      4.36%
                                       ==================               ==================              ==================
Non-interest-bearing
deposits                        927.9                           889.6                          784.5
Other liabilities               130.9                           112.3                           87.7
-------------------------------------                       ---------                      ---------
      Total liabilities       7,320.0                         7,082.6                        6,530.4
Stockholders' equity            681.7                           648.3                          583.8
-------------------------------------                       ---------                      ---------
      Total liabilities
      and stockholders'
      equity                 $8,001.7                        $7,730.9                       $7,114.2
                            =========                       =========                      =========
Excess of earning assets
over interest-bearing
liabilities                  $1,129.5                        $1,030.3                       $  904.4
                            =========                       =========                      =========
Net interest income                     $ 68.9                           $ 63.5                          $ 57.2
                                       =======                          =======                         ========
Interest rate spread                                3.04%                            2.94%                           2.89%
Interest rate spread
(Including non-interest-
bearing deposits)                                   3.62%                            3.50%                           3.42%
Net interest margin                                 3.72%                            3.57%                           3.49%

Off-Balance-Sheet
Securitized credit card
receivables                  $1,625.7  $  50.6     12.45%    $1,715.9   $  53.9     12.56%  $1,469.8     $ 47.6     12.94%
Related securities issued     1,625.7     25.9      6.38      1,715.9      26.6      6.20    1,469.8       22.2      6.04
--------------------------------------------------------------------------------------------------------------------------
Net interest income (3)                $  24.7                          $  27.3                          $ 25.4
                                       =======                          =======                         ========

Managed Net Interest
Margin Analysis
Earning assets               $9,016.4   $189.7      8.41%    $8,826.9    $184.6      8.36%  $8,032.4     $166.5      8.29%
Interest-bearing
liabilities                   7,886.9     96.1      4.88      7,796.6      93.8      4.81    7,128.0       83.9      4.71
--------------------------------------------------------------------------------------------------------------------------
Excess of earning assets
over interest-bearing
liabilities                  $1,129.5                        $1,030.3                      $   904.4
                            =========                       =========                      =========
Net interest income                    $  93.6                          $  90.8                          $ 82.6
                                       =======                          =======                         ========
Interest rate spread                                3.53%                            3.55%                           3.58%
Interest rate spread
(Including non-interest-
bearing deposits)                                   4.05%                            4.05%                           4.05%
Net interest margin                                 4.15%                            4.11%                           4.11%

(1) Average yields earned and rates paid are annualized.
(2) The FTE adjustment for the quarters ended September 30, 1997, June 30, 1997, and September 30, 1996 was $2.9 million,
    $2.7 million and $2.1 million, respectively.
(3) Net interest income associated with the off-balance-sheet portfolio is included in "credit card securitization income".


People's Bank and Subsidiaries




Average Balance, Interest and Yield/Rate Analysis

===================================================================================================
                                              September 30, 1997             September 30, 1996
                                      ------------------------------- -----------------------------
Nine Months Ended                          Average             Yield/      Average           Yield/
(dollars in millions) (1)                  Balance   Interest    Rate      Balance  Interest  Rate
---------------------------------------------------------------------------------------------------
On-Balance-Sheet
Earning assets: (2)
   Short-term investments              $     143.0  $   6.2    5.78%   $     93.5 $   4.0    5.66%
   Securities                              1,716.9     72.2     5.61      1,769.3    74.8     5.64
   Loans:
     Residential mortgage                  2,255.4    127.7     7.55      2,198.4   122.1     7.41
     Commercial mortgage                     837.5     56.2     8.94        758.6    49.7     8.74
     Commercial                              606.2     42.8     9.42        553.6    38.8     9.34
     Credit card                           1,415.8     83.5     7.87        898.4    56.4     8.37
     Other consumer                          251.2     16.0     8.50        219.3    14.4     8.73
---------------------------------------------------------------------------------------------------
      Total loans                          5,366.1    326.2     8.10      4,628.3   281.4     8.11
---------------------------------------------------------------------------------------------------
      Total earning assets                 7,226.0   $404.6    7.47%      6,491.1  $360.2    7.40%
                                                    ================              ================
Other assets                                 589.3                          540.7
---------------------------------------------------                     ---------
      Total assets                        $7,815.3                       $7,031.8
                                         =========                      =========

Interest-bearing liabilities:
   Deposits:
     Savings, NOW and money market        $2,173.6  $  39.7    2.43%     $2,154.9 $  43.1    2.67%
     Time                                  2,393.7     92.6     5.16      2,021.0    78.0     5.15
---------------------------------------------------------------------------------------------------
       Total deposits                      4,567.3    132.3     3.86      4,175.9   121.1     3.87
---------------------------------------------------------------------------------------------------
    Borrowings:
     Federal Home Loan Bank advances         827.1     35.5     5.73        648.7    28.0     5.76
     Repurchase agreements                   360.9     17.7     6.54        483.4    21.3     5.88
     Federal funds purchased                 257.2     10.7     5.55        307.4    12.3     5.31
     Subordinated notes                      148.1      8.2     7.43            -       -        -
---------------------------------------------------------------------------------------------------
       Total borrowings                    1,593.3     72.1     6.04      1,439.5    61.6     5.70
---------------------------------------------------------------------------------------------------
       Total interest-bearing
       liabilities                         6,160.6   $204.4    4.42%      5,615.4  $182.7    4.34%
                                                    ================              ================
Non-interest-bearing deposits                887.6                          755.3
Other liabilities                            114.3                           90.3
---------------------------------------------------                     ---------
       Total liabilities                   7,162.5                        6,461.0
Stockholders' equity                         652.8                          570.8
---------------------------------------------------                     ---------
       Total liabilities and
       stockholders' equity               $7,815.3                       $7,031.8
                                         =========                      =========
Excess of earning assets over
interest-bearing liabilities              $1,065.4                      $   875.7
                                         =========                      =========
Net interest income                                  $200.2                        $177.5
                                                    =======                        ======
Interest rate spread                                           3.05%                         3.06%
Interest rate spread (Including
non-interest-bearing deposits)                                 3.60%                         3.58%
Net interest margin                                            3.69%                         3.65%

Off-Balance-Sheet
Securitized credit card receivables       $1,560.4   $147.2   12.57%     $1,265.8  $120.7   12.71%
Related securities issued                  1,560.4     73.1     6.25      1,265.8    56.5     5.95
---------------------------------------------------------------------------------------------------
Net interest income (3)                               $74.1                         $64.2
                                                    =======                        ======

Managed Net Interest Margin Analysis
Earning assets                            $8,786.4   $551.8    8.37%     $7,756.9  $480.9    8.27%
Interest-bearing liabilities               7,721.0    277.5     4.79      6,881.2   239.2     4.63
---------------------------------------------------------------------------------------------------
Excess of earning assets over
interest-bearing liabilities              $1,065.4                      $   875.7
                                         =========                      =========
Net interest income                                  $274.3                        $241.7
                                                    =======                        ======
Interest rate spread                                           3.58%                         3.64%
Interest rate spread (Including non-
interest-bearing deposits)                                     4.07%                         4.09%
Net interest margin                                            4.16%                         4.16%

(1) Average yields earned and rates paid are annualized.
(2) The FTE adjustment for the nine months ended September 1997 and September 1996 was $7.7 million and $5.4 million, respectively.
(3) Net interest income associated with the off-balance-sheet portfolio is included in "credit card securitization income".


People's Bank and Subsidiaries


Non-Interest Income

==============================================================================
                                      Quarters Ended        Nine Months Ended
                               --------------------------- -------------------
                                Sept.     June     Sept.     Sept.     Sept.
                                  30,      30,       30,       30,       30,
(in millions)                    1997     1997      1996      1997     1996
------------------------------------------------------------------------------
Fee-based revenues:
  Credit card securitization
  income                         $21.2   $19.6     $18.1      $59.4   $48.5
  Credit card fees                10.6     8.4       6.4       28.4    20.2
------------------------------------------------------------------------------
      Total credit card fee-
      based revenues              31.8    28.0      24.5       87.8    68.7
  Service charges on demand
  and NOW accounts                 8.1     7.9       7.1       23.4    20.1
  Residential mortgage loan
  servicing fees                   1.6     1.6       1.5        4.7     4.6
  Net brokerage commissions        2.6     2.3       1.7        7.3     5.5
  Other fee-based revenues:
    Other banking service
    charges and fees               1.6     1.4       1.4        4.4     3.9
    Other loan fees                1.5     1.1       1.1        3.5     3.2
    Trust fees                     0.9     0.8       0.7        2.6     2.2
------------------------------------------------------------------------------
      Total other fee-
      based revenues               4.0     3.3       3.2       10.5     9.3
------------------------------------------------------------------------------
      Total fee-based revenues    48.1    43.1      38.0      133.7   108.2
------------------------------------------------------------------------------
Net security gains (losses):
  Trading account securities         -   (0.1)       0.4       (0.7)    0.3
  Debt securities available
  for sale                         1.5     0.7       0.5        2.8     1.5
  Equity securities available
  for sale                        12.7     8.4       1.9       26.6     8.4
------------------------------------------------------------------------------
       Total net security gains   14.2     9.0       2.8       28.7    10.2
------------------------------------------------------------------------------
Net gains on sales of
residential mortgage loans
available for sale                 5.5    4.8        2.7       12.7     4.5
Net gain on sale of other
consumer loans                       -       -         -          -     6.0
Loss on real estate investments   (0.2)   (0.9)     (0.6)      (1.3)   (1.7)
Other income                       0.7     1.2       0.8        3.2     2.7
------------------------------------------------------------------------------
     Total non-interest income   $68.3   $57.2     $43.7     $177.0  $129.9
                               ===============================================

Fee-based revenues increased $10.1 million in the third quarter of 1997 compared to the third quarter of 1996, and increased $25.5 million in the first nine months of 1997 compared to the first nine months of 1996. Credit card-related fees contributed significantly to the increase primarily due to 32% growth in the managed credit card portfolio since September 30, 1996, as well as the prospective adoption of SFAS 125 as of January 1, 1997 (see Note 5 to the consolidated financial statements on page 7). This new accounting standard increased credit card securitization income by $4.8 million and $10.9 million for the third quarter and first nine months of 1997, respectively, compared to the respective 1996 periods. Service charges on deposit accounts and net brokerage commissions also contributed to the increase in fee-based revenues. Higher service charges on deposit accounts reflect the 17% growth in non-interest-bearing deposits. Net brokerage commissions increased due to higher trading volume for People's Securities, Inc.

Net gains on sales of securities increased $11.4 million compared to the third quarter of 1996. For the first nine months of 1997, net gains increased $18.5 million compared to the 1996 period. Even with the significant higher level of realized gains, People's unrealized gains in the common stock portfolio totaled $51.4 million at September 30, 1997, compared to $40.5 million as of June 30, 1997 and $18.0 million as of September 30, 1996. The increase in realized and unrealized gains reflects strength in the financial markets during the third quarter and first nine months of the year.

Net gains on sales of residential mortgage loans increased $2.8 million compared to the third quarter of 1996, and increased $8.2 million for the first nine months of 1997 compared to the 1996 period. The volume of residential mortgage loans sold increased as well as the premiums received due to the demand in the market place.

People's Bank and Subsidiaries


In February 1996, People's sold approximately $119 million in home equity credit line balances on a non-recourse basis and retained the related servicing rights. This transaction, which was undertaken in part due to the premium assets of this type commanded in the marketplace, resulted in a net gain of $6.0 million.

Non-Interest Expense

------------------------------------------------------------------------------
                                   Quarters Ended          Nine Months Ended
                             ---------------------------- --------------------
                                 Sept.     June     Sept.     Sept.     Sept.
                                   30,      30,       30,       30,       30,
(in millions)                     1997     1997      1996      1997      1996
------------------------------------------------------------------------------
Compensation and benefits        $38.1    $34.3    $32.1    $106.5    $92.4
Occupancy and equipment           12.8     12.4     11.7      36.9     31.6
Professional and outside
service fees                       9.7      9.7      9.0      26.9     20.6
Advertising and promotion         10.3      9.6      7.8      28.7     18.2
Loss on REO                        0.6      0.6      0.9       1.8      3.1
Other non-interest expense:
  Printing, postage,
  stationery and supplies          3.9      3.4      2.8      10.6      9.2
  Telephone                        1.6      1.7      1.5       4.6      3.9
  Other expense                    5.5      5.8      4.5      15.6     13.3
----------------------------------------------------------------------------
       Total other non-
       interest expense           11.0     10.9      8.8      30.8     26.4
----------------------------------------------------------------------------
       Total non-interest
       expense                   $82.5    $77.5    $70.3    $231.6   $192.3
                             ===============================================


Average number of full-time
equivalent employees             2,964    2,823    2,702     2,889    2,621



Efficiency ratio - managed
portfolio, annualized            56.7%    56.4%    58.4%     55.6%    55.2%
Efficiency ratio -
owned portfolio, annualized      66.5%    68.3%    70.3%     65.7%    64.6%
                             ===============================================

For the third quarter of 1997, non-interest expense increased $12.2 million compared to the third quarter of 1996. The growth in expenses primarily consists of compensation and benefits and marketing costs which reflect continued expansion of business initiatives such as the domestic credit card business (representing an increase of $7.5 million), and the Super Stop & Shop initiative (representing an increase of $2.0 million). Incentive-based compensation tied to People's Bank stock performance contributed $2.4 million to the overall increase in compensation and benefits.

The $39.3 million increase in expenses for the first nine months of 1997 compared to the same period in 1996 is attributable to the factors mentioned above, as well as a $6.3 million increase in professional and outside service fees, primarily related to credit card processing costs.

Higher expenses were offset by higher revenues in the third quarter of 1997, resulting in a slight decrease in the managed efficiency ratio to 56.7% in the current quarter from 58.4% for the quarter ended September 30, 1996. The managed efficiency ratio remained relatively stable at 55.6% for the first nine months of 1997 compared to 55.2% for the same period last year.

Income Taxes

The effective tax rates were 38.7% and 36.6% for the third quarter and first nine months of 1997, compared with 34.5% and 35.1% for the respective 1996 periods. The 1996 effective tax rates have been adjusted to exclude the $13.3 million income tax benefit recorded in the third quarter of 1996.

People's Bank and Subsidiaries


FINANCIAL CONDITION

General

Total managed assets increased $790.0 million to $9.77 billion at September 30, 1997 from $8.98 billion at December 31, 1996, mainly as a result of $534.3 million growth in managed credit card receivables. Total owned assets increased $86.0 million to $7.73 billion at September 30, 1997 from $7.65 billion at December 31, 1996. Contributing to the increase was loan growth totaling $113.5 million for the commercial mortgage ($41.7 million), commercial loan ($32.7 million) and other consumer loan ($39.1 million) portfolios. This loan growth was partially offset by a $73.6 million decrease in residential mortgages. Originations of residential mortgages totaled $682.2 million year to date, however the decrease in the portfolio reflects the regular sales of fixed rate mortgages as well as repayments. Total securities increased $65.9 million due to purchases in the equity portfolio. On a year-over-year basis, managed assets grew by $1.10 billion led by managed credit card ($794.8 million), commercial mortgage ($84.3 million), commercial lending ($27.5 million) and other consumer loans ($55.3 million).

People's liabilities remained relatively flat at $7.03 billion compared to December 31, 1996. On a managed basis, liabilities totaled $9.07 billion compared to $8.36 billion at December 31, 1996. Total deposits increased $369.3 million, primarily due to growth of $336.8 in time deposits. Contributing to this growth was an increase in municipal deposits of $78.6 million. Total borrowings decreased $420.6 million, primarily due to reductions in repurchase agreements and Federal Home Loan Bank ("FHLB") of Boston advances. Borrowings were reduced using portions of the proceeds from two credit card securitizations and sales completed in the first and third quarters, each totaling $500 million.

At September 30, 1997, People's stockholders' equity totaled $697.5 million, a $79.5 million increase compared to December 31, 1996. The increase primarily reflects net income of $67.2 million for the first nine months of 1997 and an increase of $20.8 million in after-tax net unrealized gains on securities, partially offset by $12.6 million of dividends paid on common stock. As a percentage of total owned assets, stockholders' equity was 9.0% at September 30, 1997, compared to 8.1% at December 31, 1996 and 8.3% at September 30, 1996.

Risk Management

People's manages various risk exposures through the use of derivative financial instruments such as interest rate swaps and corridors, options, futures contracts and foreign exchange rate forward contracts. These instruments are used in hedging strategies to manage interest rate, price and foreign currency risks, and are not used for trading purposes. Written policy guidelines, which have been approved by the Board of Directors and the Asset/Liability Committee (ALCO), govern the use of off-balance-sheet financial instruments, including approved counterparties, risk limits and appropriate separation of duties. Master netting agreements for interest rate swaps, corridors and foreign exchange forward contracts are arranged and collateral is obtained, where appropriate, through physical delivery of securities or cash to reduce People's exposure to credit losses in the event of non-performance by the counterparties to these transactions. People's also controls its counterparty risk by entering into agreements with only highly-rated counterparties which are specifically approved by People's up to a maximum credit exposure. Net credit exposure on interest rate swaps, corridors and foreign exchange forward contracts, representing the net positive fair values including the effect of bilateral netting agreements, amounted to $2.2 million and $0.9 million at September 30, 1997 and December 31, 1996, respectively.

People's Bank and Subsidiaries


Interest Rate Risk
People's strives to manage interest rate risk so that a gradual 200 basis point change in interest rates over a 12-month period should not result in more than a 5% negative impact on "income at risk," which is net interest income and adjusted credit card securitization income. For this purpose, adjusted credit card securitization income includes interest income on securitized receivables less interest payments to the certificateholders. At September 30, 1997, People's was within its established limits with respect to income at risk.

Interest rate swaps and corridors are used to manage interest rate risk associated with interest-earning assets and interest-bearing liabilities. The notional amounts of interest rate swaps and options totaled $1.06 billion and $425.0 million, respectively, as of September 30, 1997.

People's enters into eurodollar futures contracts to reduce the impact that higher interest rates would have on the estimated fair value of a portion of the available for sale debt securities portfolio. At September 30, 1997, outstanding eurodollar futures contracts had a total notional amount of $1.68 billion. Changes in the estimated fair value of the hedged portion of the securities portfolio have been (and are expected to be) substantially offset by gains or losses on the futures contracts. After-tax deferred futures losses of $3.3 million ($4.8 million pre-tax) are reflected in stockholders' equity at September 30, 1997.

The net effect of interest rate swaps, corridors, and futures contracts during the third quarter was a decrease in net interest income by $0.7 million compared to a decrease of $1.7 million for the same period last year. These amounts reduced the net interest margin by 3 basis points and 10 basis points for the respective periods. For the first nine months of 1997, these items caused net interest income to decrease by $2.5 million compared to a decrease of $4.6 million for the first nine months of 1996. These amounts reduced the net interest margin by 5 basis points and 9 basis points, respectively.

Equity Portfolio Price Risk
In March 1997, People's entered into a hedging program to reduce the impact that a downturn in the stock market would have on the fair value of People's common stock portfolio. The hedge consisted of the sale of S&P futures contracts and the purchase of S&P puts and calls.

In light of changes in economic and market outlooks, People's substantially reduced the hedge protection during the second quarter of 1997 by closing all of its positions in S&P futures and calls. The remaining S&P puts expired during the third quarter. Losses totaled $5.1 million, of which $1.8 million was deferred as of September 30, 1997. Stockholders' equity at September 30, 1997 reflects $1.1 million in deferred losses on the hedge on an after-tax basis. These losses were more than offset by the appreciation in the value of the underlying common stock portfolio during the second and third quarters.

Foreign Currency Exchange Rate Risk
Foreign exchange rate forward contracts are commitments to buy or sell foreign currency on a future date at a contractual price. People's uses these contracts to reduce its exposure to foreign currency exchange rate risk on credit card receivables denominated in pounds sterling. At September 30, 1997, People's had contracts outstanding to sell pounds sterling, with a total U.S. dollar notional amount of $129.0 million, which mature within one year. Gains and losses on forward contracts have substantially offset the gains and losses attributable to currency translations on the related hedged items.

People's Bank and Subsidiaries


Managed Credit Card Portfolio

People's began its credit card program in 1985 by marketing a low fixed interest rate card to highly creditworthy individuals in its market area, and as a result of the success of the initial program, the operation was expanded nationally. In 1996 the credit card operation was further expanded into the United Kingdom. In order to continue growing the portfolio, People's has invested in sophisticated information-based strategies for originating and managing credit card accounts. New account solicitations are primarily targeted at customers who are highly creditworthy and carry balances on their credit cards. Compared to December 31, 1996, the managed credit card portfolio increased by $534.1 million to $3.25 billion at September 30, 1997. Contributing to this growth was $90.3 million in receivables generated in the United Kingdom during this period.

New credit card receivables generally exhibit rising delinquencies and losses after six months, and generally peak within approximately 18 to 36 months. Management believes that People's frequent and early contact with delinquent customers, as well as active portfolio risk management, has a significant impact on limiting delinquency trends and net credit losses. Credit card delinquencies equaled 3.25% of quarter-end managed receivables, down from 3.80% a year ago. Annualized net charge-offs as a percentage of average credit card receivables equaled 4.10% for the quarter, a slight increase from 4.06% for the second quarter of 1997 and 3.96% for the third quarter of 1996.

Managed Credit Card Portfolio Delinquencies

                    ---------------------------------------------------------
                        Sept. 30, 1997      June 30, 1997     Sept. 30, 1996
                    --------------------- ------------------ ----------------
                              Percent of          Percent of        Percent of
(dollars in millions) Amount  Portfolio   Amount  Portfolio  Amount Portfolio
-----------------------------------------------------------------------------
Number of days
delinquent:
  31-60 days          $33.7       1.0%     $28.6      0.9%    $30.2     1.2%
  61-90 days           21.4       0.7       18.6      0.6      19.6     0.8
  91 or more days      50.8       1.6       52.7      1.7      43.4     1.8
-----------------------------------------------------------------------------
    Total            $105.9      3.25%     $99.9     3.26%    $93.2    3.80%
                  ===========================================================

Managed Credit Card Portfolio Net Charge-Offs

------------------------------------------------------------------------------
                                       Quarters Ended
                        ------------------------------------------------------
                          Sept. 30, 1997     June 30, 1997    Sept. 30, 1996
                        ------------------------------------------------------
                                 Percent of        Percent of       Percent of
(dollars in millions)    Amount  Portfolio  Amount Portfolio Amount Portfolio
------------------------------------------------------------------------------
Owned portfolio (1)       $11.0    2.91%     $6.4    2.03%    $3.5    1.52%
Securitized and
sold portfolio (2)         21.2     5.20     23.8     5.55    20.1     5.48
------------------------------------------------------------------------------
     Managed portfolio    $32.2    4.10%    $30.2    4.06%   $23.6    3.96%
                        ======================================================

-----------------------------------------------------------------------
                                  Nine Months Ended
                            -------------------------------------------
                               Sept. 30, 1997       Sept. 30, 1996
                            -------------------------------------------
                                      Percent of            Percent of
(dollars in millions)        Amount   Portfolio    Amount   Portfolio
-----------------------------------------------------------------------
Owned portfolio (1)           $27.4     2.58%      $15.8      2.34%
Securitized and
sold portfolio (2)             63.1      5.39       49.8       5.25
-----------------------------------------------------------------------
     Managed portfolio        $90.5     4.05%      $65.6      4.04%
                            ===========================================

(1) Net charge-offs reduce the allowance for loan losses.
(2) Net charge-offs reduce credit card securitization income.

People's Bank and Subsidiaries


Since beginning its securitization program in 1993, People's has securitized and sold credit card receivables totaling $2.6 billion in the capital market with $2.04 billion outstanding at September 30, 1997. Securitization involves the transfer of a group of credit card receivables from People's to the People's Bank Credit Card Master Trust. These receivables arise from credit card accounts whose ownership and servicing responsibilities are retained by People's. In addition to existing receivables, rights to new receivables and most fees generated by these accounts are also transferred to the trust. The trust issues two types of certificates representing undivided interests in the trust. Investor Certificates are sold by the trust to investors, generally through a public offering. People's, through its wholly-owned special purpose subsidiary, People's Structured Finance Corp., retains the Transferor Certificate. See "Liquidity" on page 24.

For securitized and sold receivables, amounts that would have been previously reported as net interest income, credit card fees and provisions for loan losses (if such receivables had not been sold but remained on-balance-sheet) are instead combined and reported as credit card securitization income. People's credit card securitization income may vary over the term of the transactions depending upon the level of interest and fees charged on credit card accounts, the interest rate environment and the credit performance of the securitized receivables. However, People's exposure to losses on the securitized receivables is contractually limited to future excess spread revenue and to collateral established for the benefit of investors, which totaled $69.8 million at September 30, 1997. See "Non-Interest Income" on page 15 and "Liquidity" on page 24.

Consistent with industry practice prior to adoption of SFAS No. 125, People's recognized excess spread revenue on securitized and sold credit card receivables over the term of the securitization. In certain circumstances, however, SFAS No. 125 requires capitalization of future excess spread revenue, which resulted in earlier recognition by People's of certain components of credit card securitization income in the first nine months of 1997. People's prospective adoption of SFAS No. 125, as of January 1, 1997, resulted in increases of $4.8 million and $10.9 million in credit card securitization income (capitalized future excess spread revenue, less amortization) for the quarter and nine months ended September 30, 1997, respectively.

The components of credit card securitization income are as follows:

-----------------------------------------------------------------------------
                                    Quarters Ended         Nine Months Ended
                              --------------------------   ------------------
                                Sept.     June    Sept.     Sept.    Sept.
                                  30,      30,     30,        30,      30,
(in millions)                    1997     1997     1996      1997     1996
----------------------------------------------------------------------------
Interest on credit
cards                           $50.6   $53.9    $47.6      $147.2   $120.7
Credit card fees and other       12.9    13.4     12.8        37.5     34.1
Capitalized future excess
spread revenue, net               4.8     2.7        -        10.9        -
Interest on asset-backed
Investor Certificates           (25.9)  (26.6)   (22.2)      (73.1)   (56.5)
Net credit card charge-offs     (21.2)  (23.8)   (20.1)      (63.1)   (49.8)
Servicing fee paid               (8.1)   (8.5)    (7.3)      (23.2)   (18.7)
-----------------------------------------------------------------------------
  Excess spread revenue          13.2    11.1     10.8        36.2     29.8
Servicing fee revenue             8.1     8.5      7.3        23.2     18.7
-----------------------------------------------------------------------------
  Credit card
  securitization income         $21.2   $19.6    $18.1       $59.4    $48.5
                             ------------------------------------------------

People's Bank and Subsidiaries




Impact of Credit Card Securitizations (pro forma)

=============================================================================================================
                                             September 30, 1997                  September 30, 1996
                                   ------------------------------------  ------------------------------------
                                    Excluding      Impact of              Excluding      Impact of
As of and for the quarters ended    Impact of      Securiti-   As         Impact of      Securiti-   As
(dollars in millions)               Securitization zation      Reported   Securitization zation      Reported
-------------------------------------------------------------------------------------------------------------
Interest and dividend income              $186.8     ($50.6)   $136.2       $164.4      ($47.6)     $116.8
Interest expense                          (96.1)        25.9   (70.2)       (83.9)         22.2     (61.7)
-------------------------------------------------------------------------------------------------------------
     Net interest income                    90.7      (24.7)     66.0         80.5       (25.4)       55.1
Provision for loan losses                 (35.0)        21.2   (13.8)       (37.6)         20.1     (17.5)
Credit card securitization income (1)          -        21.2     21.2            -         18.1       18.1
Credit card fees                            22.2      (11.6)     10.6         18.6       (12.2)        6.4
Other non-interest income                   37.8       (1.3)     36.5         19.8        (0.6)       19.2
Non-interest expense                      (82.5)           -    (82.5)      (70.3)           -      (70.3)
Income tax expense                        (13.0)       (1.7)    (14.7)         9.5           -         9.5
-------------------------------------------------------------------------------------------------------------
  Net income (1)                           $20.2        $3.1    $23.3        $20.5         $  -      $20.5
                                   ==========================================================================

Tier 1 leverage capital ratio               7.2%        1.2%     8.4%         7.1%         0.6%       7.7%
Risk-based capital ratios :
  Tier 1                                    8.0%        2.5%    10.4%         9.2%         1.4%      10.6%
  Total                                    10.7%        3.3%    14.0%        10.4%         1.4%      11.8%

Credit card securitization
income as a percentage
of average securitized
and sold portfolio (2), (3)                   -            -    5.23%            -            -      4.91%

Net interest margin (2)                    4.15%     (0.43%)    3.72%        4.11%      (0.62%)      3.49%

Efficiency ratio                           56.7%        9.8%    66.5%        58.4%        11.9%      70.3%

Total loans, net                        $7,098.8  ($2,037.1) $5,061.7     $6,159.7   ($1,433.3)   $4,726.4
Total assets                             9,768.3   (2,037.1)  7,731.2      8,669.9    (1,433.3)    7,236.6
Total average earning assets             9,016.4   (1,625.7)  7,390.7      8,032.4    (1,469.8)    6,562.6
-------------------------------------------------------------------------------------------------------------



=============================================================================================================
                                           September 30, 1997                September 30, 1996
                                   ------------------------------------  ------------------------------------
As of and for the                   Excluding      Impact of              Excluding      Impact of
nine months ended                   Impact of      Securiti-   As         Impact of      Securiti-   As
(dollars in millions)               Securitization zation      Reported   Securitization zation      Reported
-------------------------------------------------------------------------------------------------------------
Interest and dividend income              $544.1    ($147.2)   $396.9       $475.5     ($120.7)     $354.8
Interest expense                         (277.5)        73.1  (204.4)       (239.2)        56.5    (182.7)
-------------------------------------------------------------------------------------------------------------
     Net interest income                   266.6      (74.1)    192.5        236.3       (64.2)      172.1
Provision for loan losses                 (95.0)        63.1   (31.9)       (88.3)         49.8     (38.5)
Credit card securitization income (1)          -        59.4     59.4            -         48.5       48.5
Credit card fees                            62.8      (34.4)     28.4         52.9       (32.7)       20.2
Other non-interest income                   92.3       (3.1)     89.2         62.6        (1.4)       61.2
Non-interest expense                     (231.6)           -  (231.6)      (192.3)            -    (192.3)
Income tax expense                        (34.9)       (3.9)   (38.8)       (11.7)            -     (11.7)
-------------------------------------------------------------------------------------------------------------
  Net income (1)                           $60.2        $7.0    $67.2        $59.5          $ -      $59.5
                                   ==========================================================================

Credit card securitization
income as a percentage
of average securitized and
sold portfolio (2), (3)                        -           -    5.08%            -            -      5.10%

Net interest margin (2)                    4.16%     (0.47%)    3.69%        4.16%      (0.51%)      3.65%

Efficiency ratio                           55.6%       10.1%    65.7%        55.2%         9.4%      64.6%

Total loans, net                        $7,098.8  ($2,037.1) $5,061.7     $6,159.7   ($1,433.3)   $4,726.4
Total assets                             9,768.3   (2,037.1)  7,731.2      8,669.9    (1,433.3)    7,236.6
Total average earning assets             8,786.4   (1,560.4)  7,226.0      7,756.9    (1,265.8)    6,491.1
-----------------------------------------------------------------------------------------------------------
(1)  The adoption of SFAS No. 125 increased credit card securitization income by $4.8 million and $10.9 million, and net income by $3.1 million and $7.0 for the quarter and nine months ended September 30, 1997, respectively.
(2)  Annualized.
(3)  Percentages for the quarter and for the nine months ended September 30, 1997, would have been 4.06% and 4.14%, respectively, without the without the impact of SFAS 125.


People's Bank and Subsidiaries


Asset Quality

Non-Performing Assets

==============================================================================
                                    Sept.    June   Sept.   Dec.     Sept.
                                      30,     30,     31,    31,       30,
(dollars in millions)                1997    1997    1997   1996      1996
------------------------------------------------------------------------------
Non-accrual loans:
  Residential mortgage              $29.5  $29.3   $31.0    $30.2    $31.7
  Commercial mortgage                 2.1    5.3     5.4     25.8     28.7
  Commercial                          7.4   10.5    10.8     11.2     14.7
  Credit card (owned portfolio)      13.4   16.4     9.6     21.6     10.9
  Other consumer                      2.2    2.1     2.5      2.1      2.7
------------------------------------------------------------------------------
     Total non-accrual loans         54.6   63.6    59.3     90.9     88.7
------------------------------------------------------------------------------
Restructured loans:
  Commercial mortgage                 0.4    0.9     2.1      2.5      3.3
  Commercial                          0.3    1.2     0.8      1.0      1.0
------------------------------------------------------------------------------
     Total restructured loans         0.7    2.1     2.9      3.5      4.3
------------------------------------------------------------------------------
     Total non-performing loans      55.3   65.7    62.2     94.4     93.0
REO, net                              3.3    4.9     6.1      6.9      9.9
------------------------------------------------------------------------------
     Total non-performing assets    $58.6  $70.6   $68.3   $101.3   $102.9
                                  ============================================


Non-performing loans as a
percentage of total loans           1.07%   1.23%   1.22%    1.79%   1.93%
Non-performing assets as a
percentage of total assets          0.76%   0.90%   0.91%    1.32%   1.42%
Non-performing assets as a
percentage of stockholders'
equity and allowance for
loan losses                         7.48%   9.38%   9.49%   14.35%  15.01%
Allowance for loan losses as
a percentage of non-performing
loans                             154.89% 130.40% 137.78%   92.86%  94.21%
Allowance for loan losses as
a percentage of loans               1.66%   1.60%   1.68%    1.66%   1.82%


Non-performing assets decreased 17% to $58.6 million at September 30, 1997 from $70.6 million at June 30, 1997 and decreased 43% from $102.9 million at September 30, 1996. The commercial lending and commercial mortgage portfolios reflect the greatest reductions from the prior year, with a significant portion related to the resolution of a $20.6 million commercial mortgage loan (associated with a retail shopping center) during the first quarter of 1997. The resolution of this loan, which was originally placed on non-accrual status in the first quarter of 1996, did not result in a charge-off. There were also declines in the level of non-performing assets in the residential mortgage and other consumer loan portfolios, as well as a reduction in restructured loans and real estate owned. Compared to the second quarter of 1997, reductions occurred in almost all categories, except for residential mortgage and other consumer loans which remained relatively flat. Fluctuations in the level of non-performing on-balance sheet credit cards are directly related to the timing of credit card securitizations and to portfolio growth.

People's Bank and Subsidiaries


Net Charge-Offs (Recoveries)

------------------------------------------------------------------------------
                                    Quarters Ended          Nine Months Ended
                              ---------------------------  -------------------
                               Sept. 30, June 30, Sept. 30, Sept. 30, Sept. 30,
(in millions)                       1997    1997     1996       1997     1996
------------------------------------------------------------------------------
Residential mortgage                $1.9    $1.7     $2.4       $5.7    $7.3
Commercial mortgage                  0.9   (1.0)      0.5        1.0     3.7
Commercial                         (0.7)   (0.3)    (2.1)      (1.8)   (2.4)
Credit card (owned portfolio)       11.0     6.4      3.5       27.4    15.8
Other consumer                       0.7     0.5      0.6        1.5     1.5
------------------------------------------------------------------------------
   Total                           $13.8    $7.3     $4.9      $33.8   $25.9
                              ================================================


Net Charge-Offs (Recoveries) as a Percentage of Average Loans (1)

------------------------------------------------------------------------------
                                      Quarters Ended         Nine Months Ended
                               ---------------------------- ------------------
                               Sept. 30, June 30, Sept. 30, Sept. 30, Sept. 30,
                                    1997    1997     1996       1997     1996
------------------------------------------------------------------------------
  Residential mortgage            0.34%    0.30%    0.42%      0.50%    0.44%
  Commercial mortgage              0.42   (0.45)     0.25       0.25     0.64
  Commercial                     (0.45)   (0.20)   (1.44)     (0.59)   (0.57)
  Credit card                      2.91     2.03     1.52       3.87     2.34
  Other consumer                   0.94     0.80     1.23       1.18     0.94
------------------------------------------------------------------------------
     Total                        1.00%    0.56%    0.41%      1.26%    0.75%
                               -----------------------------------------------
(1) Annualized

The provision for loan losses is based on management's ongoing evaluation of the adequacy of the allowance for loan losses, which is based on factors such as the following: People's historical loan loss experience; a review of non-performing loans and related collateral values; the possibility of loss in view of the geographic and industry concentrations and other portfolio risk characteristics; the present financial condition of borrowers; and current economic conditions. It is implicit in lending activities that credit losses will be experienced even in the best economic conditions. While People's strives to minimize credit losses, the amount of such losses will vary from period to period depending on the above factors as affected by changing economic conditions and the financial condition of borrowers.

Credit losses associated with credit card receivables securitized and sold do not affect People's provision and allowance for loan losses. These losses are absorbed directly under the contractual agreements of the People's Bank Credit Card Master Trust, thereby reducing credit card securitization income rather than resulting in changes to the allowance or necessitating an increase in the provision for loan losses.

Net charge-offs in the third quarter of 1997 increased $8.9 million compared to the third quarter of 1996, mainly due to the commercial mortgage and credit card portfolios. The commercial loan portfolio recorded net recoveries in each period presented; however, recoveries were $1.4 million lower in the third quarter of 1997 compared to the third quarter of 1996. Charge-offs in the owned credit card portfolio typically decline in the period in which a securitization and sale occurs, which is evident in the relatively low level of charge-offs for the third quarter of 1996. Since the most recent securitization occurred late in the third quarter of 1997, the charge-off amount for the quarter ended September 30, 1997 reflects the effect of the credit card portfolio for essentially a full quarter. Although charge-offs increased in the credit card owned portfolio, on a managed basis, net charge-offs were up slightly. See page 19 for discussion of managed credit card asset quality.

People's Bank and Subsidiaries


Liquidity

Asset liquidity is provided by cash; short-term investments; proceeds on sales, maturities and principal repayments of securities; proceeds from principal collections and sales of loans; and proceeds from credit card securitizations and sales. In addition, securities may be utilized to collateralize borrowings under repurchase agreements. The Consolidated Statements of Cash Flows, on page 4, present data on cash provided by and used in People's operating, investing and financing activities. At September 30, 1997, People's liquid assets included $144.8 million in short-term investments, $700.0 million in debt securities available for sale, and $673.2 million in marketable equity securities. At September 30, 1997, People's had pledged debt securities with a total carrying value of $324.1 million ($163.9 million available for sale and $160.2 million held to maturity) as collateral to secure public deposits, repurchase agreements, off-balance-sheet financial instruments and for other purposes as required by law.

Liability liquidity is measured by People's ability to obtain core deposits and purchased funds at cost effective rates, and in diversified markets and maturities. Core deposits are the most stable source of liquidity due to People's long-term relationship with deposit customers. Core deposits totaled $4.66 billion at September 30, 1997 and $4.71 billion at December 31, 1996 (representing 60% and 62% of total assets, respectively). Purchased funds are routinely used to support asset growth or to diversify People's funding mix. People's purchased funds, which include borrowings, time deposits of $100,000 or more and brokered certificates of deposit, totaled $2.2 billion at both September 30, 1997 and December 31, 1996 (representing 29% of total assets at each date).

People's securitizes and sells credit card receivables as an additional method of diversifying its funding base. This is accomplished primarily by the public issuance of asset-backed securities. As credit card receivables are securitized, People's on-balance-sheet funding needs are reduced by the amount of the loans securitized. Securitization provides funding for both new loans and the amortization of previously securitized loans, as well as the opportunity to repay borrowings. At September 30, 1997, outstanding asset-backed certificates totaled $2.04 billion compared to $1.33 billion at December 31, 1996 (representing 21% and 15% of total managed assets at the respective dates). In the event that People's is unable to continue securitizing and selling credit card receivables, its capital ratios and flexibility of funding sources would be adversely affected. On a managed basis, People's capital ratios exceeded all minimum statistical requirements for a well capitalized bank as of September 30, 1997. See "Impact of Credit Card Securitizations" on page 20.

People's credit card securitizations include a revolving period and a repayment period. During the revolving period, repayments on credit card receivables held by the trust are used to pay interest to the Investor Certificateholders and principal collections are used to purchase new loan receivables. During the repayment period, principal payments on the credit card receivables are paid to the investors and People's funding requirements increase accordingly, as new receivables are no longer purchased by the Investor Certificateholders, and are thereby returned to the balance sheet. People's plans to fund the repayment of securitizations through normal business operations and continued securitizations.

People's Bank and Subsidiaries


-----------------------------------------------------
Scheduled Amortization of Credit Card Securitizations
(in millions)
-----------------------------------------------------

For the three months ending
December 31, 1997                           $81.4
For the years
ending December 31:
    1998                                    155.7
    1999                                    108.6
    2000                                    318.5
    2001                                    324.9
    2002                                  1,048.1
-----------------------------------------------------
                                         $2,037.2
                                         ============

People's may borrow from the FHLB of Boston subject to certain limitations. Based on the level of qualifying collateral at September 30, 1997, People's borrowing limit was approximately $1.77 billion, with remaining borrowing capacity of approximately $1.06 billion at that date. At September 30, 1997, People's had outstanding commitments to originate loans totaling $260.5 million, and approved but unused lines of credit extended to customers totaling $9.13 billion.

The sources of liquidity discussed above are deemed by management to be sufficient to fund outstanding loan commitments and to meet
People's other obligations.

Capital

At September 30, 1997, People's Tier 1 leverage capital ratio was 8.4%, compared to the minimum ratio of 4.0% generally required by FDIC regulations. People's is also subject to the FDIC's risk-based capital regulations, which require minimum ratios of Tier 1 capital and total capital to risk-weighted assets of 4.0% and 8.0%, respectively. People's satisfied these requirements at September 30, 1997 with ratios of 10.4% and 14.0%, respectively. People's regulatory capital ratios at September 30, 1997 exceed the FDIC's numeric criteria for classification as a "well capitalized" bank.

Risk-Based Capital

----------------------------------------------------------------------
As of September 30, 1997      People's       FDIC Minimum Requirements
                         ------------------- -------------------------
(dollars in millions)      Amount   Ratio(1)   Amount(1)     Ratio
----------------------------------------------------------------------
Tier 1 capital             $675.3(2)   10.4%      $259.0      4.0%
Total capital               904.5(3)   14.0%       517.9      8.0%
----------------------------------------------------------------------


(1) Based on People's risk-adjusted total assets, as defined, of $6,474.0 million.
(2) Represents total stockholders' equity, excluding net unrealized gains or losses on debt securities classified as available for sale and net unrealized gains on equity securities classified as available for sale, less certain assets not recognized in Tier 1 capital.
(3) Represents Tier 1 capital plus the allowance for loan losses up to 1.25% of risk-adjusted total assets and total subordinated notes.

People's Bank and Subsidiaries


At September 30, 1997, People's Mutual Holdings ("Holdings") owned approximately 36.5 million shares, representing 59.6% of the outstanding common stock of People's. Holdings is a mutual bank holding company organized in connection with the 1988 stock offering and reorganization of People's Bank.

In October 1997, People's declared a cash dividend of $0.19 per common share, payable on November 15, 1997 to stockholders of record on November 1, 1997. Holdings elected to waive receipt of dividends on 97% of its shares, resulting in total dividend payments by People's of $4.9 million on approximately 25.9 million shares.

In April 1997, People's declared a three-for-two stock split providing People's stockholders with an additional half share of common stock for every share held as of May 1, 1997 (20.3 million additional shares). The additional shares were distributed to stockholders on May 15, 1997. The stockholders of People's approved an increase in the number of authorized shares of People's common stock from 60,000,000 to 100,000,000.


Part II - Other Information


Item 6 - Exhibits and Reports on Form F-3

      (a)  Exhibits

              Exhibit I     Computation of Earnings Per Share

              Exhibit II    Agreement and Plan of Merger, dated
              as of September 3, 1997, by and among People's Bank, Norwich Financial Corp. and The Norwich Savings Society (incorporated herein by reference to Exhibit 12.1 to Current Report on Form F-3 of People's Bank for the month of September, 1997).

      (b)  Reports on Form F-3

      In September 1997, People's filed a Current Report on Form F-3 with the Federal Deposit Insurance Corporation, reporting that People's had entered into an Agreement and Plan of Merger under which People's will acquire Norwich Financial Corp. and its wholly-owned subsidiary, The Norwich Savings Society.

People's Bank and Subsidiaries


                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, People's has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                People's Bank

Date:  November 7, 1997           By:  /s/ David E.A. Carson
                                       ---------------------
                                       David E.A. Carson
                                       President and
                                       Chief Executive Officer

Date:  November 7, 1997           By:  /s/ Vincent J. Calabrese
                                      ------------------------
                                       Vincent J. Calabrese
                                       Vice President and
                                       Chief Accounting Officer

                          EXHIBIT INDEX


Exhibit I       Computation of Earnings Per Share        Page 1

Exhibit II Agreement and Plan of Merger, dated as of September 3, 1997, by and among People's Bank, Norwich Financial Corp. and The
Norwich Savings Society (incorporated herein by reference to
Exhibit 12.1 to Current Report on Form F-3 of People's Bank for
the month of September, 1997).                           Page 2

People's Bank and Subsidiaries


                                  Exhibit I

                    Computation of Earnings Per Share (1)




                                       Quarters Ended     Nine Months Ended
                                     -----------------------------------------
(dollars in millions,                 Sept. 30, Sept. 30, Sept. 30, Sept. 30,
except per share data)                   1997      1996       1997      1996
------------------------------------------------------------------------------
Primary Earnings Per Share:
  Net income applicable to
  common stock:
    Net income                           $23.3    $20.5     $67.2     $59.5
    Dividends paid on preferred
    stock                                    -     (.2)         -      (.6)
------------------------------------------------------------------------------
       Net income applicable
       to common stock                   $23.3    $20.3     $67.2     $58.9
                                     =========================================

  Weighted average number
  of shares:
    Weighted average number of
    common shares outstanding             61.11   59.99     61.03     59.27
    Dilutive effect of
    outstanding stock options               .53     .67       .52       .65
------------------------------------------------------------------------------
       Total weighted average
       number of shares                   61.64   60.66     61.54     59.92
                                     =========================================

       Primary earnings per share        $0.38    $0.33     $1.09     $0.98
                                     =========================================


Fully Diluted Earnings Per Share:
  Net income                             $23.3    $20.4     $67.2     $59.5
                                     =========================================

  Weighted average number
  of shares:
    Weighted average number
    of common shares outstanding         61.11    59.99     61.03     59.27
    Dilutive effect of
    outstanding stock options             0.54     0.70       .54      0.70
    Shares issuable from assumed
    exercise of convertible
    preferred stock                          -     0.76         -      1.41
------------------------------------------------------------------------------
       Total weighted average
       number of shares                  61.65    61.45     61.57     61.38
                                     =========================================

       Fully diluted earnings
       per share                         $0.38    $0.33     $1.09     $0.97
                                     =========================================

(1) Restated to reflect the 3-for-2 stcok split completed in May 1997.

 People's Bank and Subsidiaries


                           Exhibit II


Agreement and Plan of Merger, dated as of September 3, 1997, by and among People's Bank, Norwich Financial Corp. and The Norwich Savings Society (incorporated herein by reference to Exhibit 12.1 to Current Report on Form F-3 of People's Bank for the month of September, 1997).


                               27